Exhibit 99.1
Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7141 F 208 395 7400

News Release	For Immediate Release: August 1, 2013

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Greg Jones - 208 384 7141

Boise Inc. Reports Financial Results for Second Quarter 2013
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported a net loss of $(2.2) million, or $(0.02) per diluted share, for second quarter 2013, compared with net income of $13.7 million, or $0.14 per diluted share, for the same period in 2012. Excluding special items, net income was $10.5 million, or $0.10 per diluted share, for second quarter 2013. EBITDA, excluding special items,(1) was $71.2 million for second quarter 2013, compared with $75.1 million for second quarter 2012.
Special items during the quarter included $15.3 million of pretax costs, of which $9.0 million will be cash expenditures related primarily to our plan to shut down two uncoated freesheet paper machines and an off-machine coater at our mill in International Falls, Minnesota. Additionally, we recorded $5.5 million of incremental depreciation expense related to shortening the useful lives of some of our assets, primarily at our mill in International Falls.
"We grew both sales and margins in our Packaging business during second quarter. However, prices declined during the quarter in Paper," said Alexander Toeldte, president and chief executive officer. "The two, large strategic projects we announced in May are both proceeding as planned. At our mill in DeRidder, Louisiana, the conversion of an idled newsprint machine to lightweight linerboard and medium is on schedule and budget. Likewise, the closure of the machines in International Falls is progressing smoothly and on schedule for completion in early fourth quarter 2013. We continue to believe both these projects will enhance not only the competitiveness of these mills but also the competitiveness of the company overall."

Financial Highlights
(in millions, except per-share data)

	2Q 2013	2Q 2012	1Q 2013
Sales	$621.7	$637.8	$607.0
Net income (loss)	$(2.2)	$13.7	$(1.2)
Net income (loss) per diluted share	$(0.02)	$0.14	$(0.01)
Net income excluding special items (1)	$10.5	$13.7	$2.0
Net income per diluted share excluding special items (1)	$0.10	$0.14	$0.02
Weighted average diluted shares outstanding (1)	100.5	101.0	100.2
EBITDA (1)	$55.8	$75.1	$56.2
EBITDA excluding special items (1)	$71.2	$75.1	$56.2
(1) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

Packaging Segment

Packaging segment sales for second quarter 2013 were $300.6 million, an increase of $15.8 million, or 6%, compared with second quarter 2012. The increase related primarily to benefits from implementation of the linerboard price increase we announced in fall 2012 and 5% sales volume growth in our network of box plants, offset partially by a 6% decrease (or $32 per short ton) in sales prices of newsprint. Prices for our corrugated containers and sheets increased $4 per msf, or 5%, in second quarter 2013, compared with second quarter 2012. We expect to begin benefiting from the $50-per-ton linerboard price increase we announced in May 2013 during third quarter, with full realization expected in fourth quarter 2013.

Packaging segment EBITDA, excluding special items, was $49.1 million for second quarter 2013, an increase of $9.1 million, compared with $40.0 million for the same period last year. The increase was due to the implementation of our fall 2012 linerboard price increase, sales volume increases, and lower maintenance outage costs of $5.9 million, offset partially by approximately $2.0 million of lower revenue in newsprint. During second quarter 2013, key input costs for fiber, energy, and chemicals increased in total over second quarter 2012, due primarily to increased consumption and higher prices for some key inputs. During second quarter, we began to see some margin improvements at our operations in California and Texas, which experienced competitive pressures in recent quarters. We expect the combination of announced price increases and investments in our corrugated operations to improve our results for the rest of the year.

Paper Segment

Paper segment sales for second quarter 2013 were $334.8 million, a decrease of $28.4 million, or 8%, compared with second quarter 2012. Excluding sales at our mill in St. Helens, Oregon, where we ceased paper production in December 2012, second quarter sales decreased $11.8 million, compared with second quarter 2012. The decrease related to lower uncoated freesheet net sales prices. Excluding St. Helens, our average net sales price for uncoated freesheet declined $52, or 5%, to $915 from $967 per short ton in second quarter 2012, and our uncoated freesheet volumes increased 1%, compared with second quarter 2012.
In second quarter 2013, Paper segment EBITDA, excluding special items, was $28.2 million, a decrease of $12.7 million, compared with second quarter 2012. The decrease was due primarily to lower net sales prices of uncoated freesheet papers and temporarily higher selling expenses, offset in part by lower fiber costs. During second quarter 2013, we successfully completed maintenance outages at our mills in Wallula, Washington, and International Falls, Minnesota, at a total cost of $8.7 million, which was slightly lower than the $9.8 million of maintenance outage costs at the same facilities in second quarter 2012.
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Thursday, August 1, 2013, at 12:00 p.m. ET, at which time we will review the company's recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise's Internet site and will be archived for four weeks following the call. Go to www.BoiseInc.com and click on About Boise Inc. to reach the link to the webcast under Webcasts & Presentations on the Investors menu.
A replay of the conference call will be available in Webcasts & Presentations from August 1, 2013, at 2:00 p.m. ET through September 2, 2013, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 18607920.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Forward-Looking Statements
This news release contains statements that are “forward looking,” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Statements regarding announced price increases on our products, asset configuration changes, and the benefits we expect to derive from such outcomes and actions are forward looking. Given the risks and uncertainties involved, there can be no assurance we will be able to achieve our stated goals or realize any benefits. For example, changes in the economy and competitive influences may result in our being unable to implement or realize any additional benefit from our announced price increases. Economic and competitive influences, availability of equipment and suppliers, the performance of the equipment once installed, order patterns, customer demand, and other factors could cause the outcome of our asset configuration projects, the related costs, and the timing to differ materially from our expectations. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. We undertake no obligation to update the forward-looking statements in this release whether as a result of new information, future events, or otherwise.

Boise Inc.
Segment Highlights
(unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2013	2012	2013	2013	2012
Packaging
Sales volumes (thousands of short tons, except corrugated)
Linerboard, Total	151.5	146.0	138.9	290.3	298.6
Linerboard, External sales	38.6	38.2	36.8	75.3	91.1
Newsprint	58.4	58.3	53.8	112.3	113.0
Corrugated containers and sheets (mmsf)	2,613	2,485	2,552	5,165	4,918
Key input costs
Fiber, including purchased rollstock (a)	$70.2	$63.6	$75.3	$145.4	$129.3
Energy	16.9	13.4	16.3	33.1	28.4
Chemicals	12.2	10.4	10.9	23.1	20.6
Outage costs	—	5.9	22.4	22.4	7.7
EBITDA (b)	48.1	40.0	17.2	65.3	77.9
EBITDA excluding special items (b)	49.1	40.0	17.2	66.3	77.9
Assets	986.1	943.5	959.7
Paper
Sales volumes (thousands of short tons)
Uncoated freesheet (c)	301.4	312.5	298.8	600.2	637.6
Uncoated freesheet, excluding St. Helens (d)	300.5	297.6	295.6	596.0	607.1
Corrugating medium	34.4	34.2	33.2	67.6	66.7
Market pulp, External sales	6.3	10.3	1.3	7.6	18.8
Key input costs
Fiber (e)	$62.5	$78.2	$69.1	$131.6	$163.1
Energy	33.3	32.2	34.4	67.7	67.2
Chemicals	51.8	53.1	50.8	102.6	106.4
Outage costs	8.7	9.8	0.4	9.1	9.8
EBITDA (b)	15.9	40.9	45.6	61.5	96.0
EBITDA excluding special items (b)	28.2	40.9	45.6	73.8	96.0
Assets	1,110.6	1,198.3	1,142.6

	2Q 2013 vs. 2Q 2012	2Q 2013 vs. 1Q 2013	YTD 2013 vs. YTD 2012
Packaging
Change in average net sales prices (dollars per short ton, except corrugated) (f)
Linerboard, Total	$86	$33	$71
Linerboard, External sales	75	15	72
Newsprint	(32)	(13)	(25)
Corrugated containers and sheets ($/msf)	4	2	3
Paper
Change in average net sales prices (dollars per short ton) (f)
Uncoated freesheet (c)	$(58)	$(15)	$(52)
Uncoated freesheet, excluding St. Helens (d)	(52)	(14)	(48)
Corrugating medium	105	25	92
Market pulp, External sales	(9)	9	(8)
__________

(a)	Includes purchases of corrugating medium from our Paper segment, which are eliminated in consolidation.

(b)	For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

(c)	Includes cut-size office papers, printing and converting papers, and label and release papers.

(d)	We ceased paper production at our mill in St. Helens, Oregon, in December 2012.

(e)	Fiber costs at our St. Helens, Oregon, mill, were $6.7 million and $13.5 million for the three and six months ended June 30, 2012, respectively.

(f)	Average net selling prices for our principal products represent sales less freight costs, discounts, and allowances.

Boise Inc.
Consolidated Statements of Operations
(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2013	2012	2013	2013	2012
Sales
Trade	$604,821	$618,585	$591,321	$1,196,142	$1,252,113
Related party	16,843	19,255	15,697	32,540	30,573
	621,664	637,840	607,018	1,228,682	1,282,686

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation) (1)	495,689	507,343	496,269	991,958	1,009,642
Fiber costs from related party	5,319	4,466	6,146	11,465	9,412
Depreciation, amortization, and depletion (1)	43,891	37,303	43,428	87,319	74,859
Selling and distribution expenses	33,764	30,568	28,849	62,613	61,210
General and administrative expenses	19,693	20,035	18,923	38,616	40,043
Restructuring costs (1)	9,011	—	—	9,474	—
Other (income) expense, net (2)	1,930	381	331	1,798	81
	609,297	600,096	593,946	1,203,243	1,195,247

Income from operations	12,367	37,744	13,072	25,439	87,439

Foreign exchange gain (loss)	(415)	102	(341)	(756)	259
Interest expense	(15,456)	(15,433)	(15,419)	(30,875)	(30,798)
Interest income	7	54	27	34	98
	(15,864)	(15,277)	(15,733)	(31,597)	(30,441)

Income (loss) before income taxes	(3,497)	22,467	(2,661)	(6,158)	56,998
Income tax (provision) benefit	1,289	(8,805)	1,436	2,725	(21,998)
Net income (loss)	$(2,208)	$13,662	$(1,225)	$(3,433)	$35,000

Weighted average common shares outstanding:
Basic	100,531	100,116	100,242	100,387	99,584
Diluted	100,531	101,008	100,242	100,387	101,182

Net income (loss) per common share:
Basic	$(0.02)	$0.14	$(0.01)	$(0.03)	$0.35
Diluted	$(0.02)	$0.14	$(0.01)	$(0.03)	$0.35
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Segment Information
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2013	2012	2013	2013	2012
Segment sales
Packaging	$300,564	$284,772	$287,047	$587,611	$557,065
Paper (3)	334,835	363,258	332,742	667,577	745,690
Intersegment eliminations and other	(13,735)	(10,190)	(12,771)	(26,506)	(20,069)
	$621,664	$637,840	$607,018	$1,228,682	$1,282,686

Segment income (loss)
Packaging (1)	$31,284	$24,846	$893	$32,177	$47,281
Paper (1)	(9,942)	19,575	19,675	9,733	53,524
Corporate and Other (2)	(9,390)	(6,575)	(7,837)	(17,227)	(13,107)
	11,952	37,846	12,731	24,683	87,698

Interest expense	(15,456)	(15,433)	(15,419)	(30,875)	(30,798)
Interest income	7	54	27	34	98
Income (loss) before income taxes	$(3,497)	$22,467	$(2,661)	$(6,158)	$56,998

EBITDA (4)
Packaging (1)	$48,072	$39,995	$17,224	$65,296	$77,915
Paper (1)	15,914	40,880	45,626	61,540	96,044
Corporate and Other (2)	(8,143)	(5,726)	(6,691)	(14,834)	(11,402)
	$55,843	$75,149	$56,159	$112,002	$162,557

EBITDA excluding special items (4)
Packaging	$49,072	$39,995	$17,224	$66,296	$77,915
Paper	28,184	40,880	45,626	73,810	96,044
Corporate and Other	(6,097)	(5,726)	(6,691)	(12,788)	(11,402)
	$71,159	$75,149	$56,159	$127,318	$162,557
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	June 30, 2013	December 31, 2012
ASSETS

Current
Cash and cash equivalents	$61,086	$49,707
Receivables
Trade, less allowances of $1,349 and $1,382	254,348	240,459
Other	9,861	8,267
Inventories	288,707	294,484
Deferred income taxes	10,068	17,955
Prepaid and other	14,139	8,828
	638,209	619,700

Property
Property and equipment, net	1,212,663	1,223,001
Fiber farms	25,113	24,311
	1,237,776	1,247,312

Deferred financing costs	24,380	26,677
Goodwill	160,132	160,130
Intangible assets, net	142,018	147,564
Other assets	6,629	7,029
Total assets	$2,209,144	$2,208,412

For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(unaudited, dollars and shares in thousands, except per-share data)

	June 30, 2013	December 31, 2012
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$15,000	$10,000
Accounts payable	203,202	185,078
Accrued liabilities
Compensation and benefits	65,386	70,950
Interest payable	10,529	10,516
Other	25,158	20,528
	319,275	297,072

Debt
Long-term debt, less current portion	760,000	770,000

Other
Deferred income taxes	189,918	198,370
Compensation and benefits	116,153	121,682
Other long-term liabilities	73,990	73,102
	380,061	393,154

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 100,884 shares and 100,503 shares issued and outstanding	12	12
Treasury stock, 21,151 shares held	(121,423)	(121,423)
Additional paid-in capital	871,065	868,840
Accumulated other comprehensive income (loss)	(98,520)	(101,304)
Retained earnings	98,674	102,061
Total stockholders’ equity	749,808	748,186

Total liabilities and stockholders’ equity	$2,209,144	$2,208,412
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(unaudited, dollars in thousands)

	Six Months Ended June 30
	2013	2012
Cash provided by (used for) operations
Net income (loss)	$(3,433)	$35,000
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	89,793	77,190
Share-based compensation expense	3,076	2,729
Pension expense	3,020	5,474
Deferred income taxes	(2,624)	12,610
Restructuring costs	9,992	—
Other	1,400	(43)
Decrease (increase) in working capital
Receivables	(15,731)	(12,050)
Inventories	2,566	(20,224)
Prepaid expenses	(2,127)	(4,869)
Accounts payable and accrued liabilities	1,040	(14,061)
Current and deferred income taxes	(689)	7,452
Pension payments	(5,091)	(18,191)
Other	404	2,110
Cash provided by operations	81,596	73,127
Cash provided by (used for) investment
Expenditures for property and equipment	(64,595)	(52,457)
Other	690	586
Cash used for investment	(63,905)	(51,871)
Cash provided by (used for) financing
Payments of long-term debt	(5,000)	(5,000)
Payments of special dividend	—	(47,483)
Other	(1,312)	(6,267)
Cash used for financing	(6,312)	(58,750)
Increase (decrease) in cash and cash equivalents	11,379	(37,494)
Balance at beginning of the period	49,707	96,996
Balance at end of the period	$61,086	$59,502
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2012 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2013, as well as other reports the Company files with the SEC. Net income (loss) for all periods presented involved estimates and accruals.

1.
During second quarter 2013, we recorded $13.3 million of pretax restructuring costs, of which $12.3 million was recorded in our Paper segment and related primarily to our plan to shut down two paper machines and an off-machine coater at our mill in International Falls, Minnesota, in early fourth quarter 2013. We recorded $1.0 million of costs in our Packaging segment related to restructuring activities in connection with our recently announced project to convert a machine at our DeRidder, Louisiana, mill to produce lightweight linerboard and corrugating medium. The $13.3 million of costs included approximately $6.3 million of noncash charges related primarily to inventory and asset write-downs and approximately $7.0 million of cash costs related to employee severance. We expect to pay most of these cash costs in late 2013 and early 2014. In addition to the amounts recorded in "Restructuring costs" on our Consolidated Statements of Operations, we recorded $4.0 million of other restructuring costs that related primarily to inventory write-downs in "Materials, labor and other operating expenses (excluding depreciation)", during the three and six months ended June 30, 2013.

During the three and six months ended June 30, 2013, we recognized $5.5 million and $10.8 million, respectively, of incremental depreciation expense related to shortening the useful lives of some of our assets, primarily at International Falls, Minnesota. We recognized $3.8 million and $7.6 million of incremental depreciation expense in our Paper segment during the three and six months ended June 30, 2013, respectively, and $1.7 million and $3.2 million of incremental depreciation expense, respectively, in our Packaging segment.

2.
Transaction-related costs for the three and six months ended June 30, 2013, were $2.0 million, and include expenses associated with transactions, whether consummated or not. We explore strategic transactions to the extent we believe they may improve our competitive position or enhance shareholder value. These costs were recorded in "Other (income) expense, net" on our Consolidated Statements of Operations in our Corporate and Other segment.

3.
The decrease in Paper segment sales relates partially to ceasing paper production at our mill in St. Helens, Oregon, in December 2012. During the three and six months ended June 30, 2012, St. Helens sales were $17.5 million and $35.6 million, respectively.

4.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, free cash flow, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income (loss) to EBITDA and EBITDA excluding special items (unaudited, dollars in thousands):

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2013	2012	2013	2013	2012
Net income (loss)	$(2,208)	$13,662	$(1,225)	$(3,433)	$35,000
Interest expense	15,456	15,433	15,419	30,875	30,798
Interest income	(7)	(54)	(27)	(34)	(98)
Income tax provision (benefit)	(1,289)	8,805	(1,436)	(2,725)	21,998
Depreciation, amortization, and depletion	43,891	37,303	43,428	87,319	74,859
EBITDA	$55,843	$75,149	$56,159	$112,002	$162,557

Restructuring costs (1)	$13,270	$—	$—	$13,270	$—
Transaction-related costs (2)	2,046	—	—	2,046	—
EBITDA excluding special items	$71,159	$75,149	$56,159	$127,318	$162,557

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items (unaudited, dollars in thousands):

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2013	2012	2013	2013	2012
Packaging
Segment income	$31,284	$24,846	$893	$32,177	$47,281
Depreciation, amortization, and depletion	16,788	15,149	16,331	33,119	30,634
EBITDA	$48,072	$39,995	$17,224	$65,296	$77,915
Restructuring costs	1,000	—	—	1,000	—
EBITDA excluding special items	$49,072	$39,995	$17,224	$66,296	$77,915

Paper
Segment income (loss)	$(9,942)	$19,575	$19,675	$9,733	$53,524
Depreciation, amortization, and depletion	25,856	21,305	25,951	51,807	42,520
EBITDA	$15,914	$40,880	$45,626	$61,540	$96,044
Restructuring costs	12,270	—	—	12,270	—
EBITDA excluding special items	$28,184	$40,880	$45,626	$73,810	$96,044

Corporate and Other
Segment loss	$(9,390)	$(6,575)	$(7,837)	$(17,227)	$(13,107)
Depreciation, amortization, and depletion	1,247	849	1,146	2,393	1,705
EBITDA	$(8,143)	$(5,726)	$(6,691)	$(14,834)	$(11,402)
Transaction-related costs	2,046			2,046
EBITDA excluding special items	$(6,097)	$(5,726)	$(6,691)	$(12,788)	$(11,402)

EBITDA	$55,843	$75,149	$56,159	$112,002	$162,557

Restructuring costs	$13,270	$—	$—	$13,270	$—
Transaction-related costs	2,046	—	—	2,046	—
EBITDA excluding special items	$71,159	$75,149	$56,159	$127,318	$162,557

The following table reconciles net income (loss) to net income excluding special items and presents net income per diluted share excluding special items (unaudited, dollars and shares in thousands, except per-share data):

	Three Months Ended			Six Months Ended
	June 30		March 31,	June 30
	2013	2012	2013	2013	2012
Net income (loss)	$(2,208)	$13,662	$(1,225)	$(3,433)	$35,000
Restructuring costs	13,270	—	—	13,270	—
Incremental depreciation due to changes in estimated useful lives	5,463	—	5,316	10,779	—
Transaction-related costs	2,046	—	—	2,046	—
Tax provision for special items (a)	(8,041)	—	(2,057)	(10,099)	—
Net income excluding special items	$10,530	$13,662	$2,034	$12,563	$35,000

Weighted average diluted shares outstanding: (b)	100,872	101,008	100,890	100,852	101,182
Net income per diluted share excluding special items	$0.10	$0.14	$0.02	$0.12	$0.35
____________

(a)	Taxes are applied to special items in the aggregate at the combined federal and state statutory rate in effect for the period.

(b)
For the three and six months ended June 30, 2013, and the three months ended March 31, 2013, basic and diluted weighted average common shares outstanding reported in our Consolidated Statements of Operations were 100.5 million, 100.4 million, and 100.2 million, respectively. Adjusting for the special items above, diluted weighted average common shares outstanding increased 0.3 million, 0.5 million, and 0.6 million shares, respectively, to reflect the incremental effect of dilutive common stock equivalents.

The following table reconciles cash provided by operations to free cash flow (unaudited, dollars in thousands):

	Six Months Ended June 30
	2013	2012
Cash provided by operations	$81,596	$73,127
Expenditures for property and equipment	(64,595)	(52,457)
Free cash flow	$17,001	$20,670